Registration No. 333-_________

As filed with the Securities and Exchange Commission on July 7, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

___________________

FORM S-8

REGISTRATION STATEMENT UNDERTHE SECURITIES ACT OF 1933

Dime Community Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)
Delaware	11-3297463
(State or Other Jurisdiction of Organization)	I.R.S. Employer Identification No.
209 Havemeyer Street Brooklyn, NY 11211
(Address of Principal Executive Offices)
Dime Community Bancshares, Inc. 2013 Equity And Incentive Plan
(Full Title of the Plan)

Copies to:
Mr. Vincent F. Palagiano
Chairman of the Board and Chief Executive Officer
Dime Community Bancshares, Inc.
209 Havemeyer Street
Brooklyn, New York  11211
(718) 782-6200
 (Name, Address and Telephone
Number of Agent for Service)
Mr. Lance Bennett Executive Vice President, Secretary and General Counsel. Dime Community Bancshares, Inc. 209 Havemeyer Street Brooklyn, New York 11211 (718) 782-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[X]
Non-accelerated filer	[ ]	Smaller reporting company	[ ]
(Do not check if a smaller reporting company)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  [X]

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	1,000,000 shares	-	$15,356,250	$1,977.89

(1)	Based on the number of shares of common stock of Dime Community Bancshares, Inc. (the "Company") estimated for future issuance pursuant to the Dime Community Bancshares, Inc. 2013 Equity and Incentive Plan (the "Plan"). In addition to such shares, this registration statement also covers an undetermined number of shares of common stock of the Company that may become issuable pursuant to anti-dilution and other adjustment provisions of the Plan.
(2)   Estimated solely for purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933, pursuant to which 1,000,000 shares are deemed to be offered at $15.356, the average of the high and low sales prices of common stock of the Company on the Nasdaq Stock Market at the close of trading as of June 11, 2014.

PART I.
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2.           Plan Information and Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Items 1 and 2 of Part I of Form S-8 have been or will be sent or given to participants in the Plan as specified by 17 C.F.R. Section 230.428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) part of a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The following documents have been previously or concurrently filed with the Commission (File No. 000-27782) and, other than any furnished information, are hereby incorporated by reference in this Registration Statement:

a)      The Company's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on March 13, 2014;

b)      The Company's  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the Commission on May 8, 2014;

c)      The Company's Current Reports on Form 8-K dated January 27, 2014, February 21, 2014, February 27, 2014, April 1, 2014, April 28, 2014 and May 22, 2014; and

c)      The description of the Company's common stock contained in our Registration Statement on Form 8-A, dated February 15, 1996, filed with the SEC pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents, provided, however, that the Company is not incorporating by reference any information in these documents or filings that is deemed "furnished" to and not filed with the Commission.

Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectuses to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectuses.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.                      Description of Securities.

Not applicable.

Item 5.                      Interests of Named Experts and Counsel.

Not applicable.

Item 6.                      Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law ("DGCL") inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification (unless ordered by a court) may be made only as authorized in each specific case by the corporation upon a determination that indemnification is proper because the indemnity has met the applicable standard of conduct, which indemnification shall be made in the case of a director or officer at the time of the determination by the shareholders, disinterested directors or committee of disinterested directors or by independent legal counsel in a written opinion.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article IX of the Company's Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for damages for breach of his fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the DGCL. Article X of the Company's Certificate of Incorporation requires the Company, among other things, to indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of the Company, who was or is made a party to, or is threatened to be made a party to, or has become a witness in, any threatened, pending or completed action, suit or proceeding, including actions or suits by or in the right of the Company, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the written request of the Company.

Article X also empowers the Company to purchase and maintain insurance to protect itself and its directors and officers against any liability, regardless of whether or not the Company would have the power to indemnify those persons against such liability under the law or the provisions set forth in the Certificate of Incorporation. The Company is also authorized by its Certificate of Incorporation to enter into individual indemnification contracts with directors and officers. The Company currently maintains directors' and officers' liability insurance consistent with the provisions of the Certificate of Incorporation.

The Company has entered into an Employment Agreement dated June 26, 1996 among the Company and each of Vincent F. Palagiano, Michael P. Devine, and Kenneth J. Mahon pursuant to which it has undertaken contractually to provide indemnification and insurance coverage in the manner described above.

Item 7.                      Exemption From Registration Claimed.

Not applicable.

Item 8.

See Exhibit Index

Item 9.                      Undertakings.

The undersigned Company hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;

4.           That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Brooklyn, State of New York, on this 7th day of July, 2014

DIME COMMUNITY BANCSHARES, INC.

By:	/s/ VINCENT F. PALAGIANO
Vincent F. Palagiano
Chairman of the Board and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Dime Community Bancshares, Inc, Inc. (the "Company") hereby severally constitute and appoint Vincent F. Palagiano, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Vincent F. Palagiano may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock issued upon exercise of stock options under the Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Vincent F. Palagiano shall do or cause to be done by virtue thereof.

Signatures	Title	Date

/s/ Vincent F. Palagiano		July 7, 2014
Vincent F. Palagiano	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ Michael P. Devine		July 7, 2014
Michael P. Devine	Vice Chairman of the Board, President and Director
/s/ Kenneth J. Mahon		July 7, 2014
Kenneth J. Mahon	Senior Executive Vice President, Chief Operating Officer and Director
/s/ Michael Pucella		July 7, 2014
Michael Pucella	Executive Vice President and Chief Accounting Officer (Principal Financial Officer)
/s/ Anthony Bergamo		July 7, 2014
Anthony Bergamo	Director
/s/ George L. Clark, Jr.		July 7, 2014
George L. Clark, Jr.	Director
/s/ Steven D. Cohn		July 7, 2014
Steven D. Cohn	Director
/s/ Patrick E, Curtin		July 7, 2014
Patrick E. Curtin	Director
/s/ Robert C. Golden		July 7, 2014
Robert C. Golden	Director
/s/ Kathleen M. Nelson		July 7, 2014
Kathleen M. Nelson	Director
/s/ Joseph J. Perry		July 7, 2014
Joseph J. Perry	Director
/s/ Omer S.J. Williams		July 7, 2014
Omer S. J. Williams	Director

EXHIBIT INDEX

Regulation S-K Exhibit Number		Reference to Prior Filing or Exhibit No. attached hereto
4	Dime Community Bancshares, Inc. 2013 Equity And Incentive Plan, incorporated by reference to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed on August 9, 2013.	Exhibit 4.1
4
Amended and Restated Certificate of Incorporation of Dime Community Bancshares, Inc., incorporated by reference to the Registrant's Transition Report on Form 10-K for the period ended December 31, 2002 and filed on March 28, 2003.
Exhibit 4.2
4	Amended and Restated Bylaws of Dime Community Bancshares, Inc., incorporated by reference to the registrant's Current Report on Form 8-K filed on October 30, 2013.	Exhibit 4.3
5	Opinion of counsel for Registrant, as to the legality of the securities being registered.	Exhibit 5
23	Consent of counsel (included in Exhibit 5 hereof).	Exhibit 23.1
23	Consent of Crowe Horwath LLP.	Exhibit 23.2
24	Power of Attorney	Contained on the Signature Page